Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement (Form S-8) of Ebix, Inc. and subsidiaries of our report dated March 1, 2018, with respect to the consolidated financial statements of Ebix, Inc. and subsidiaries included in its Annual Report (Form 10-K) for the year ended December 31, 2017.

/s/ Cherry Bekaert LLP

Atlanta, Georgia
December 17, 2020